Exhibit 4.1

ADOBE SYSTEMS INCORPORATED

Officer’s Certificate

January 26, 2015

Reference is made to the Indenture dated as of January 25, 2010 (the “Indenture”) by and between Adobe Systems Incorporated (the “Issuer”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The Trustee is the trustee for any and all securities issued under the Indenture.  Pursuant to Section 2.01 and Section 2.03 of the Indenture the undersigned officer does hereby certify, in connection with the issuance of $1,000,000,000 aggregate principal amount of 3.250% Notes due 2025 (the “Notes”), that the terms of the Notes are as follows:

Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Indenture.

Notes

Title:	3.250% Notes due 2025

Issuer:	Adobe Systems Incorporated

Trustee, Registrar, Transfer Agent, Authenticating Agent, and Paying Agent:	Wells Fargo Bank, National Association

Aggregate Principal Amount at Maturity:	$1,000,000,000

Principal Payment Date:	February 1, 2025

Interest:	3.250% per annum

Date from which Interest will Accrue:	January 26, 2015

Interest Payment Dates:	February 1 and August 1, commencing on August 1, 2015

Redemption:

The Issuer may at its option redeem the Notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Notes, at a redemption price, calculated by the Issuer, equal to the greater of:

(i) 100% of the principal amount of the

Notes being redeemed; and

(ii)           the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) of the Notes being redeemed at the Treasury Rate (as defined in the Notes) plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after November 1, 2024, the Issuer may redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

Change of Control Triggering Event:

Upon the occurrence of a Change of Control Triggering Event (as defined in the form of Notes attached hereto as Exhibit A), the Issuer will be required to make an offer to purchase the Securities at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase.

Conversion:	None

Sinking Fund:	None

Denominations:	$2,000 and multiples of $1,000 thereafter

Miscellaneous:	The terms of the Notes shall include such other terms as are set forth in the form of Notes attached hereto as Exhibit A and in the Indenture.

Subject to the representations, warranties and covenants described in the Indenture, as amended or supplemented from time to time, the Issuer shall be entitled, subject to authorization by the Board of Directors of the Issuer and an Officer’s Certificate, to issue additional notes from time to time under each series of notes issued hereby.  Any such additional notes shall have identical terms as the Notes issued on the issue date, other than with respect to the date of issuance and the issue price (together the “Additional Notes”).  Any Additional Notes will be issued in accordance with Section 2.03 of the Indenture.

2

Such officer has read and understands the provisions of the Indenture and the definitions relating thereto.  The statements made in this Officer’s Certificate are based upon the examination of the provisions of the Indenture and upon the relevant books and records of the Issuer.  In such officer’s opinion, such officer has made such examination or investigation as is necessary to enable such officer to express an informed opinion as to whether or not the covenants and conditions of such Indenture relating to the issuance and authentication of the Notes have been complied with.  In such officer’s opinion, such covenants and conditions have been complied with.

3

IN WITNESS WHEREOF, the undersigned officer of the Issuer has duly executed this certificate as of the date first set forth above.

ADOBE SYSTEMS INCORPORATED

By:
	Name:	Mark Garrett
	Title:	Executive Vice President and Chief Financial Officer

[Signature page to Officer’s Certificate pursuant to the Indenture]

EXHIBIT A

[FORM OF NOTES DUE 2025]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

ADOBE SYSTEMS INCORPORATED

3.250% Notes due 2025

No. 1	CUSIP No.: 00724F AC5
ISIN No.: US0072FAC59

$[•],000,000

ADOBE SYSTEMS INCORPORATED, a Delaware corporation (the “Issuer”), for value received promises to pay to CEDE & CO. or registered assigns the principal sum of [•] MILLION DOLLARS on February 1, 2025.

Interest Payment Dates: February 1 and August 1 (each, an “Interest Payment Date”), commencing on August 1, 2015.

Interest Record Dates: January 15 and July 15 (each, an “Interest Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

ADOBE SYSTEMS INCORPORATED

By:
	Name:	Mark Garrett
	Title:	Executive Vice President and Chief Financial Officer

[Seal of Adobe Systems Incorporated]

Attest:

By:
	Name:	[•]
	Title:	[•]

This is one of the Notes of the series designated herein and referred to in the within-mentioned Indenture.

Dated: January 26, 2015

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

(REVERSE OF NOTE)

ADOBE SYSTEMS INCORPORATED

3.250% Notes due 2025

1.                                      Interest.

Adobe Systems Incorporated (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum described above.  Cash interest on the Notes will accrue from the most recent date to which interest has been paid; or, if no interest has been paid, from January 26, 2015.  Interest on this Note will be paid to but excluding the relevant Interest Payment Date.  The Issuer will pay interest semi-annually in arrears on each Interest Payment Date, commencing August 1, 2015.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months in a manner consistent with Rule 11620(b) of the FINRA Uniform Practice Code.

The Issuer shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.                                      Paying Agent.

Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as paying agent.  The Issuer may change any paying agent without notice to the Holders.

3.                                      Indenture; Defined Terms.

This Note is one of the 3.250% Notes due 2025 (the “Notes”) issued under an indenture dated as of January 25, 2010 (the “Base Indenture”) by and between the Issuer and the Trustee, and established pursuant to an Officer’s Certificate dated January 26, 2015, issued pursuant to Section 2.01 and Section 2.03 thereof (together, the “Indenture”).  This Note is a “Security” and the Notes are “Securities” under the Indenture.

For purposes of this Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”) as in effect on the date on which the Indenture was qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.  To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

4.                                      Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $2,000 and multiples of $1,000 thereafter.  A Holder shall register the transfer or exchange of Notes in accordance with the Indenture.  The Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Issuer need not issue, authenticate, register the transfer of or exchange any Notes or portions thereof for a period of fifteen (15) days before the mailing of a notice of redemption, nor need the Issuer register the transfer or exchange of any Note selected for redemption in whole or in part.

5.                                      Amendment; Supplement; Waiver.

Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented and any existing default or Event of Default or compliance with certain provisions may be waived with the written consent of the Holders of at least a majority in aggregate principal amount of all series of Outstanding Securities (including the Notes) under the Indenture that are affected by such amendment, supplement or waiver (voting together as a single class).  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not adversely affect the rights of any Holder of a Note in any material respect.

6.                                      Redemption.

The Issuer may at its option redeem any of the Notes in whole or in part at any time, each at a redemption price calculated by the Issuer equal to the greater of:

(i)             100% of the principal amount of the Notes to be redeemed; and

(ii)          the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus [•] basis points, plus in each case accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after November 1, 2024, the Issuer may redeem any of the Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered Holders as of the close of business on the relevant record date according to the Notes and the Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBS Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed.  Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.  If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the Depositary, in the case of Notes represented by a Global Note, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a Global Note.

7.                                      Change of Control Triggering Event.

If a Change of Control Triggering Event (as defined below) occurs, unless the Issuer shall have exercised its right to redeem the Notes as described above, the Issuer shall be required to make an offer to each Holder of Notes to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any Notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at the Issuer’s option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that the Issuer shall have exercised its right to redeem the Notes pursuant to Section 6 hereof the Issuer shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase Notes on the date specified in the notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, the Issuer shall, to the extent lawful:

•                  accept for payment all Notes or portions of the Notes properly tendered pursuant to the applicable Change of Control Offer;

•                  deposit with the paying agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

•                  deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Trustee shall promptly mail, or cause the paying agent to promptly mail, to each Holder of Notes so tendered the payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

The Issuer shall comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the Notes, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations by virtue thereof.

Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Purchase Exercise Notice Upon a Change of Control Triggering Event” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Issuer shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

In addition, the Issuer shall not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer, as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date).

For purposes of the Change of Control Offer provisions of the Notes, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(a)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Issuer’s assets and the assets of the Issuer’s subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Issuer or one of its subsidiaries;

(b)                                 the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(c)                                  the Issuer consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the Issuer’s outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Issuer’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(d)                                 the adoption of a plan relating to the Issuer’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by the Issuer.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, the Issuer shall appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Ratings Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by the Issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

8.                                      Defaults and Remedies.

If an Event of Default (other than certain bankruptcy Events of Default with respect to the Issuer) under the Indenture occurs with respect to the Notes and is continuing, then the Trustee may and, at the direction of the Holders of at least 25% in principal amount of the outstanding Notes, shall by written notice, require the Issuer to repay immediately the entire principal amount of the Outstanding Notes, together with all accrued and unpaid interest and premium, if any.  If a bankruptcy Event of Default with respect to the Issuer occurs and is continuing, then the entire principal amount of the Outstanding Notes will automatically become due immediately and payable without any declaration or other act on the part of the Trustee or any Holder.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity as it reasonably requires.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of certain continuing defaults or Events of Default if it determines that withholding notice is in their interest.

9.                                      Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

10.                               Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

11.                               CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

12.                               Governing Law.

The laws of the State of New York shall govern the Indenture and this Note thereof.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for Physical Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

PURCHASE EXERCISE NOTICE UPON A CHANGE OF CONTROL TRIGGERING EVENT

To: Adobe Systems Incorporated

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Adobe Systems Incorporated (the “Issuer”) as to the occurrence of a Change of Control Triggering Event with respect to the Issuer and hereby directs the Issuer to pay, or cause the Trustee to pay,                                an amount in cash equal to 101% of the aggregate principal amount of the Notes, or the portion thereof (which is a multiple of $1,000, provided that the remaining principal amount, if any, following such purchase shall be at least $2,000 or a multiple of $1,000 in excess thereof) below designated, to be purchased plus interest accrued to, but excluding, the purchase date, except as provided in the Indenture.

Dated:

Signature

Principal amount to be purchased
(a multiple of $1,000):

Remaining principal amount
following such purchase:
(zero or at least $2,000 or a multiple of $1,000 in excess thereof)

By:
Authorized Signatory